Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

USA TRUCK, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$290,381,961	(1)	.0000927	$26,918.41	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$290,381,961
Total Fees Due for Filing				$26,918.41
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$26,918.41

(1)
Aggregate number of securities to which transaction applies: As of July 15, 2022, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 9,206,906, which consists of (a) 8,504,700 shares of Company common stock entitled to receive the per share merger consideration of $31.72; (b) 93,583 shares of Company common stock underlying outstanding stock options, entitled to receive the per share merger consideration of $31.72 minus any applicable exercise price; (c) 529,066 shares of outstanding restricted stock, entitled to receive the per share merger consideration of $31.72; and (d) 79,557 shares of Company common stock underlying outstanding performance stock units, entitled to receive the per share merger consideration of $31.72.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 15, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 8,504,700 shares of Company common stock and the per share merger consideration of $31.72; (b) the product of 93,583 shares of Company common stock underlying stock options and $13.97 (which is the difference between the per share merger consideration of $31.72 and the weighted average exercise price of $17.75); (c) the product of 529,066 shares of outstanding restricted stock and the per share merger consideration of $31.72; and (d) the product of 79,557 shares of Company common stock underlying outstanding performance stock units and the per share merger consideration of $31.72. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.